Exhibit 4.4

Execution Copy

Lease Agreement

for Office Facilities

- EK 3, Bad Homburg -

This Agreement is entered into between

(1)Fresenius SE & Co. KGaA,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 11852

– the “Landlord” –

and

(2)Fresenius Medical Care Deutschland GmbH,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 5748

– the “Tenant” –

– the Landlord and the Tenant each a “Party” and together the “Parties” –

Execution Copy

Recitals

(A)	The Landlord is the owner of the building being the third office building at the Else-Kröner-Straße 1 – 2 Campus in 61352 Bad Homburg v. d. Höhe, commonly referred to as EK3 (the “Property”).
(B)	The Tenant wishes to rent office space on the Property from the Landlord.

Therefore, the Parties conclude this lease agreement (the “Lease Agreement”) as follows:

1Leased Premises

1.1

This Lease Agreement relates to the office space located on the Property in the layout plan attached hereto as Annex 1.1 (the “Leased Office Space”). In addition to these areas the Tenant is entitled to use – not exclusively but together with the Landlord and other affiliates of the Landlord – the common areas (the “Common Areas”) of the Property (Common Areas together with the Leased Office Space the “Leased Space”).

1.2

Both Parties are fully familiar with the size and shape of the Leased Office Space as shown in Annex 1.1 and accept this as the agreed size and shape and the Tenant accepts the current condition of the Leased Office Space as the contractually owed condition (vertragsgemäß).

1.3

For the avoidance of doubt, both Parties expressly acknowledge and agree that the Property (including the Leased Space) is not only used by the Tenant but also by the Landlord and other affiliated entities of the Landlord according to Sec. 15 seq. German Stock Corporation Act (Aktiengesetz – “AktG”).

1.4

It is therefore understood and agreed that the areas outlined in Annex 1.1 only show the Leased Office Space leased to the Tenant for its exclusive use. Beyond these areas the Tenant is entitled to use – together with the Landlord and its affiliated companies – and in close coordination with the Landlord all Common Areas of the Property, in particular:

(a)a share of the joint conference rooms which are not exclusively let to the Tenant

(b)all access and escape routes to and from the Leased Office Space;

(c)the entrance lobby, the canteen and the elevators;

(d)connecting access routes to/from other building on the campus;

1.5	This Lease Agreement includes all essential fixtures which form part of the Leased Space by virtue of law (wesentliche Bestandteile) (the “Leased Fixtures”).
1.6

The Landlord warrants that (i) the Leased Space meets the general technical requirements which may apply to the purpose of the lease and (ii) complies with all statutory provisions and/or all directives of authorities.

In relation to the Leased Office Space, the Landlord shall, at its own cost and expense, fulfil any conditions imposed by authorities or by statutory provisions during the term of the lease whereas any current or future modifications relating to its operations in the Leased Office Space are to be made at the Tenant’s cost and expense.

The Leased Office Space may not be used for purposes other than the purposes permitted according to the regulations of authorities applicable from time to time.

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2Term, Termination and Handover

2.1

The lease term commences on 01 June 2020, 0.00 a.m. CET (the “Lease Commencement Date”). However, economically, the Parties will put each other in such position, in particular as to the payment of rent, as if this Lease Agreement had become effective as of 31 December 2019. For this purpose, the Parties will engage in the required nettings/set-offs to the extent required.

The lease term shall terminate on 31 December 2029.

2.2

In the event of termination of this Lease Agreement before the agreed date for which termination the Tenant is responsible, the Tenant shall be liable for any and all damage caused thereby, in particular, but not limited to, loss of rent, incidental expenses and other charges relating to the period for which the lease has been entered into. The same shall apply vice versa should the Landlord be responsible for the termination.

2.3The Leased Space under this Lease Agreement is automatically deemed handed over as of the Lease Commencement Date.

3Rent, Rent Adjustment and Advance Payments on Running and Operating Costs

3.1	The annual rent for the Leased Space is initially agreed at EUR 2,606,139.25 plus the statutory VAT applicable from time to time (currently 19%).

This annual rent is broken down as follows:

Area	Size (m2) or quantity	Total rent p.a. (EUR)	Total rent per month (EUR)	Rent per (m2) or unit per month (EUR)
Leased Space	13,372.19	2,525,739.25	210,478.27	15.74
Parking Spaces	67	80,400.00	6,700.00	100.00
Total (incl. Parking)	13,372.19[1]	2,606,139.25	217,178.27

The rent is subject to the index-based adjustment pursuant to Clause 3.3. The annual rent is payable in twelve equal monthly instalments.

3.2	In case of a subsequent change in the size of the Leased Space, i.e. if the Parties agree to increase or reduce the Leased Office Space, the rent shall be adjusted accordingly.
3.3

The rent shall automatically be adjusted at the beginning of each calendar year in accordance with the increase or decrease of the consumer price index for Germany (Verbraucherpreisindex für Deutschland), basis 2015 = 100, as published by the Federal Office of Statistics, as compared to the level of such index on the Lease Commencement Date or as compared to the time any subsequent adjustment of the rent has been made as

1   Parking Spaces not considered in Total of leased (m2).

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provided for herein. It is however understood that no Party shall be in default with the adjusted payment prior to a written notification of the adjustment by the other Party.

If, during the term of this Lease Agreement, the consumer price index should no longer be published by the Federal Office of Statistics, such index shall be replaced by the index published in its place by the Federal Office of Statistics or any successor organisation.

3.4

The Landlord is in its equitable discretion (nach billigem Ermessen) entitled to claim reasonable advance payments on operation and running costs (Clause 4), which shall be payable each month in addition to and together with the rent.

4	Operation and Running Costs
4.1

The Tenant shall bear all operating costs within the meaning of the Operation Cost Ordinance (Betriebskostenverordnung). Furthermore, the Parties agree to share running costs (e.g. for maintenance, decorative repairs, replacements and repairs) as set out in Annex 4.1 attached hereto.

4.2

Operation and running costs are borne by the Tenant in form of a lump sum per square meter of Leased Office Space. There is no separate annual reconciliation or settlement of operation and running costs and, accordingly, there are no claims of the Landlord for additional payments or of the Tenant for reimbursements based on actual costs.

4.3

Such lump sum is initially fixed at EUR 7,60 per square meter of Leased Office Space per month at the Lease Commencement Date. This translates to an initial operation and running cost payment of EUR 101,628.64 per month (i.e. EUR 1,219,543.68 p.a.).

The lump sum payment will subsequently be annually re-determined by the Landlord at its equitable discretion (nach billigem Ermessen) as per 1 January of each year. Such redetermination has to be based on the actual costs of the preceding year plus an inflation adjustment. The Tenant’s share is determined by the share of the Leased Office Space of the Tenant in relation to all office space exclusively leased in the building (e.g. if the Tenant occupies 80% of the lettable office space, he is obliged to pay 80% of the operation and running costs of the building). The operation and running costs lump sum per square meter shall be identical for all tenants in the building in order to ensure fair and equal treatment. In case there are doubts about the re-determination, the Landlord shall make available to the Tenant the relevant invoices, and calculations at the Tenant’s request.

The ancillary cost lump sum is payable in twelve equal monthly instalments.

5	Manner of Payment
5.1	The rent and the payment of the operation and running cost lump sum shall be payable in advance for each month no later than on the third business day (Werktag) of each month.

The rent shall be transferred at no cost to the Landlord’s account number provided from time to time to the Tenant.

5.2	The receipt of the amount and/or the credit entry on the Landlord’s account shall be decisive for timely payment.
5.3

If and when the Tenant is in arrears with any payment, the Tenant shall owe dunning costs, if any and default interest at the respective statutory rate according to Sec. 247 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”).

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The Landlord’s right to assert further damage claims shall remain unaffected.

6	Improvements
6.1	The Tenant is entitled to effect improvements to the Leased Office Space with the Landlord’s consent which shall not be unreasonably withheld.

At the end of the lease term the Tenant has the option to either (i) leave improvements it has effected within the Leased Office Space in their then current condition without compensation or (ii) remove them at its own expense and repair any damage resulting from such removal.

7	Setoff, Retention and Reduction of Rent
7.1	The Tenant may offset a claim against the rent or the operation and running costs or exercise a right of retention only, if the counterclaim is uncontested or has become res judicata.
7.2

The Tenant may reduce the rent payments (Minderung) because of a defect of the Leased Space or its use only if and when (i) it notifies the Landlord in writing of its intention to reduce the rent at least one month before effecting the first reduction and (ii) it is not in arrears (Verzug) with any payments.

8	Subleasing
8.1	The Landlord’s consent shall be required for any subleasing or other permission to use the Leased Space granted to third parties. Such consent to subleasing may not be unreasonably withheld.
8.2

Subletting to affiliated entities of the Tenant within the meaning of Sec. 15 seq. AktG shall be deemed consented to by the Landlord as long as the relevant subtenant remains the Tenant’s affiliate within the meaning of Sec. 15 seq. AktG.

8.3

The Tenant shall be liable for any and all acts or omissions of its subtenants. The Tenant, here and now, assigns to the Landlord for security purposes the Tenant’s claims against the subtenant under the sublease – including the lien (Pfandrecht) securing such claims – up to the amount of rent and operation and running costs payments owed to the Landlord. The Landlord accepts such assignment. The Tenant, however, remains entitled to collect rent and enforce claims under the sublease agreement unless the Landlord notifies the subtenant in writing that it is no longer entitled to do so.

9	Advertising Measures

Subject to the Landlord’s consent, the Tenant shall be entitled to install advertising signs at the places designated by the Landlord. The Tenant shall be responsible for obtaining permissions from authorities, if any. The consent may be withheld only if it is to be feared that the building will be disfigured or damaged as a result of the advertising measure.

10	Entry of Leased Office Space by Landlord

The Landlord or its designees shall be entitled to enter the Leased Office Space during regular business hours in order to check the state and condition after timely advance notice of at least five days.

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If and when the Landlord intends to sell the Property or notice of termination of this Lease Agreement has been given, the Landlord or its designees may inspect the Leased Space together with the potential purchaser or subsequent tenant after timely advance notice.

11	Security, Landlord’s Lien
11.1	The Tenant shall pay an amount of EUR 651,535.05 as security for any and all payment obligations hereunder including costs of legal remedies and eviction.

The Landlord has to arrange for the best possible interest (if any) on cash security, to which the Tenant is entitled.

11.2

This security may also be provided also in the form of an irrevocable, directly enforceable, unconditional guaranty, unlimited in time, of a major German bank (selbstschuldnerische Bankbürgschaft). Payment by the guarantor shall be made upon first request of the Landlord.

The Tenant shall be released from the aforementioned obligation as long as Fresenius SE & Co. KGaA or one of its affiliated entities within the meaning of Sec. 15 seq. AktG is the owner of the property.

11.3

Any security will be returned to the Tenant only, but then without undue delay, after fulfilment of all obligations of the Tenant, in particular, but not limited to, the obligation to pay rent, operation and running costs and only after vacation of the Leased Space.

The guaranty will expire six months after termination or expiration of this Lease Agreement if the Landlord has not used the guaranty by such point in time. The Landlord shall, however, be obligated to determine any claims under the guaranty and notify the Tenant thereof without delay.

11.4

The Tenant knows that the Landlord has a statutory lien (Vermieterpfandrecht) on the Tenant’s property which the Tenant brought into the leased premises, and that the Tenant shall not be entitled to remove this property without the Landlord’s consent, except in the ordinary course of business. The ordinary course includes disposal of obsolete or replaced equipment.

12	Termination or Expiration of the Term of this Lease Agreement

Upon termination or expiration of the term of this Lease Agreement, the Tenant shall return to the Landlord the Leased Office Space cleaned, together with all keys, including those obtained by the Tenant, without the Tenant having any claim for compensation by the Landlord. The Tenant is obliged to repair damages it caused, ordinary wear and tear excepted.

In the event that, during the term of the lease, work for which the Tenant is responsible hereunder has not been executed and the Tenant is in default with such work, the Landlord may, at its choice, either cause such work to be executed at the Tenant’s costs and expense, or claim payment of the estimated costs of such work by the Tenant.

13	Insurances and Duty to ensure Safety
13.1	To the extent permitted by law, the Tenant shall have the duty to make the Leased Office Space safe for persons (Verkehrssicherungspflicht).

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13.2	The Tenant shall be responsible for insurance coverage for the risk resulting from its business operation.
14	Miscellaneous
14.1	This Agreement contains all contractual arrangements made between the Parties with respect to the lease. There are no verbal side agreements.
14.2	Modifications of and supplements to this Lease Agreement shall be valid only if made in writing in the form of a formal amendment.
14.3

If any provision of this Lease Agreement or of any amendment to it is or will become invalid, this shall not affect the validity of the remaining provisions hereof and thereof. The Parties undertake to replace the invalid provision by a legally valid provision most closely matching the commercial and legal intention of the invalid provision.

The same shall apply to unintentional gaps or omissions in this Lease Agreement.

14.4

The Parties are familiar with the decision of the Federal Court of Justice dated 27 September 2017 – XII ZR 114/16 – according to which so called “written form curing clauses” are held void. However, the Parties hereby nevertheless expressly agree that they want to agree on the following curing clause in case of a change or re-interpretation of case law:

The Parties are aware of the requirements of written form provided for in Sec. 550 BGB in conjunction with Sec. 578 para 1 BGB. Each of the Parties undertakes that at the other Party’s request it will immediately issue any statements and take any other action that may be required to ensure compliance with these requirements of written form and both Parties further undertake not to terminate this Agreement prematurely on grounds of it being ineffective due to non-compliance with any written form requirements.

These undertakings shall apply not only to this ‘original’ or ‘principal’ Lease Agreement, but also to any addenda, amendments or supplements to this Lease Agreement.

The Parties are in agreement that, in deviation from Sec. 125 para 2 BGB, any failure to observe the written form requirement shall not affect the validity of this Lease Agreement.

14.5

Due to the protection purpose of Sec. 550 BGB, the written form cure clause in Clause 14.4 does not have any binding effect on a possible acquirer of the Property. Therefore, if the Property is sold and is transferred to the acquirer as new landlord, the Tenant undertakes to conclude a new written form clause with the same content with the acquirer if the latter requires it. In the Tenant’s interest, the Landlord undertakes to oblige an acquirer by means of the purchase agreement (agreement according to Sec. 328 BGB) to conclude an amendment containing a written form clause with the Tenant at the Tenant’s request.

14.6	This Lease Agreement shall be governed by German law. Exclusive place of jurisdiction is Bad Homburg v.d.H.

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For the Landlord:

This	June 18, 2020	This	June 18, 2020

Fresenius SE & Co. KGaA
represented by its general partner Fresenius Management SE

/s/ Jürgen Götz		/s/ Rachel Empey
Jürgen Götz		Rachel Empey
Member of the Management Board		Member of the Management Board

For the Tenant:

This	30 June 2020	This	25 June 2020

Fresenius Medical Care Deutschland GmbH

/s/ Dr. Olaf Schermeier		/s/ Dr. Katarzyna Mazur-Hofsäß
Dr. Olaf Schermeier		Dr. Katarzyna Mazur-Hofsäß
Managing Director		Managing Director

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Annex 4.1: Else-Kröner-Straße 3, Bad Homburg

Distribution of Running Costs
Type of cost		Tenant	Tenant	Landlord
		(unrestricted)	(restricted to a
maximum
amount of
EUR 12,500)[1]
Roof and structural frame of the building	Cleaning			X
	Maintenance service			X
	Inspection			X
	Repairs			X
	Renewal			X
Windows, doors, gates (external), sun glazing, external mobile maintenance platform	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Windows, doors (internal), turnstile	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Wall covers/facade, roof covers and ceiling. covers	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Sanitary facilities	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Lighting	Cleaning	X
	Maintenance service	X
	Repairs	X
	Renewal	X
Cooling and heating system	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal		X	X
Fire safety system	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal		X	X
Lifting and conveying system	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal		X	X
Other technical building equipment	Operation	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X
Scenario testing, black-building-tests, call-out service, et cetera	Assignment	X

1 Maximum amount per year (individually and also two or more repairs/renewals combined).

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Annex 4.1: Else-Kröner-Straße 3, Bad Homburg

Distribution of Running Costs
Type of cost		Tenant	Tenant	Landlord
		(unrestricted)	(restricted to a
maximum
amount of
EUR 12,500)[2]
Gardening, outdoor facilities, winter services, road safety	Assignment	X
	Renewal			X
Supply and disposal lines	Operation	X
	Maintenance service	X
	Repairs			X
	Renewal			X
Kitchen and cafeterias incl. Technical Equipment	Cleaning	X
	Maintenance service	X
	Repairs	X
	Renewal	X
Accessible roof area	Cleaning	X
	Maintenance service	X
	Repairs		X	X
	Renewal			X

Decorative repairs (Schönheitsreparaturen) will be instructed, if necessary, by the Landlord and relevant costs will be born by the Tenant.

2 Maximum amount per year (individually and also two or more repairs/renewals combined).

Amendment to the existing “Lease Agreement EK3”

dated 30.06.2020

(“Amendment Agreement No. 1”)

between

Fresenius SE & Co. KGaA, Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v. d. H. under HRB 11852

– “Landlord” –

and

Fresenius Medical Care Deutschland GmbH, Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v. d. H. under HRB 5748

– “Tenant” –

– Landlord and Tenant together the “Parties” –

Recitals

(1)	The Landlord is the owner of the building being the third office building at the Else-Kröner-Straße 1-2 Campus in 61352 Bad Homburg v.d.H., commonly referred to as EK3 (“Property”).
(2)	The Landlord and the Tenant have entered into the lease agreement dated 30.06.2020 (“Lease Agreement”) attached hereto as Annex 1 with regard to among others office space on the Property (the “Leased Office Space”).
(3)	Due to a change of use on the third floor of the Leased Space a (area “C-suite”), beginning on 01.05.2023 (“Effective Date”), the Parties wish to amend the Lease Agreement.

Therefore, the Parties agree as follows:

§ 1 Adjustment leased space

(1)	The Parties agree that the third floor of the Property will no longer be rented out to the Tenant and that the Leased Space as defined in the Lease Agreement will be reduced as shown in Annex 2 (the “Reduced Office Space”) as of the Effective Date. Accordingly, the term “Leased Office Space” under the Lease Agreement does no longer include the Reduced Office Space and therefore the Tenant does not have an obligation to pay rent in relation to this part of the Property.

(2)	Both Parties expressly agree to the adjustment of the Leased Office Space.

§ 2 Adjustment rent

(1)	The annual rent for the Leased Office Space under the Lease Agreement shall be adjusted reflecting the amended Leased Office Space and shall now amount to EUR 2,203,229.76 plus the statutory VAT applicable from time to time (currently 19%) as of the Effective Date.
(2)	The adjusted annual net rent is calculated as follows:

OLD
Area	size (m2) or quantity	Total rent p.a. (EUR) - 2023 -	Total rent per month (EUR)	Rent per (m2) or unit per month (EUR)
Leased Space	13,372.19	2,891,865.12	240,988.76	18.02
Parking Spaces	67.00	93,038.88	7,753.24	115.72
Total (incl. Parking)		2,984,904.00	248,742.00

CHANGE
Area	size (m2) or quantity	Total rent p.a. (EUR) - 2023 -	Total rent per month (EUR)	Rent per (m2) or unit per month (EUR)
Leased Space 3rd floor	3,510.00	759,456.00
Parking Spaces	15.00	20,829.60
Total (incl. Parking)		780,285.60	–

NEW
Area	size (m2) or quantity	Total rent p.a. (EUR) - 2023 -	Total rent per month (EUR)	Rent per (m2) or unit per month (EUR)
Leased Space	9,862.19	2,132,409.12	177,700.76	18.02
Parking Spaces	52.00	72,209.28	6,017.44	115.72
Total (incl. Parking)		2,204,618.40	183,718.20

The rent above does not include running costs and remains subject to the index-based adjustment pursuant to section 3.3 of the Lease Agreement.

§ 3 Adjustment Operation and Running Costs

be adjusted reflecting the reduction of the Leased Office Space and shall now amount to EUR 84,211.00 net per month as of the Effective Date.

§ 4 Term and Usage

(1)	The Landlord will occupy the third floor for two years, starting on the Effective Date. Hence the Usage time (the “Usage Time”) is defined as 01.05.2023 until 30.04.2025.
(2)	The Landlord will return the Reduced Office Space to the Tenant after the Usage Time to the tenant as-is. Any improvements made to the Reduced Office Space by the Landlord during or in preparation for the Usage Time will remain and therefore for further use by the Tenant.
(3)	The Landlord has the right to extend the Usage Time for additional one two-year periods (then until 30.04.2027), two one-year periods (then until 30.04.2028 and (30.04.2029 respectively) and one eight-months period up to the end of the current lease term (in that order). If the Landlord wished to extend the usage term accordingly, the notice period to the Tenant is nine months. The relevant communication must be made in written form. For avoidance of doubt, e.g. if the Landlord wishes to extend the Usage Time until 30.04.2027, the communication needs to arrive at the Tenant’s side until 31.07.2024 accordingly.

§ 5 Return of Reduced Office Space

(1)	On the Effective Date, the Tenant shall return to the Landlord the Reduced Office Space cleaned, together with all keys, including those obtained by the Landlord, without the Tenant having any claim for compensation by the Landlord. Both parties agree that the Handover of the Reduced Office Space has taken place and no claims from each party will arise due to that.
(2)	Section 12 shall apply in relation to the return of the Reduced Office Space.

§ 6 Security, Landlord’s Lien

The security payment pursuant to Section 11.1 of the Lease Agreement shall be adjusted accordingly. The Tenant shall pay an amount of EUR 551,154.60 as security for any and all payment obligations hereunder including costs of legal remedies and eviction, whereby the remaining section 11 of the Lease Agreement remains unaffected.

§ 7 Applicability Lease Agreement

Unless otherwise provided for in this Amendment Agreement, the provisions of the Lease Agreement remain unaffected.

§ 8 Miscellaneous

(1)	Section 14 of the Lease Agreement (“Miscellaneous”) shall be incorporated by reference into this Agreement.
(2)	The usage of the Parking spaces is subject to the “Parking Management” as laid out in Annex 3 under the principle first come first serve for the shared parking spaces of EK1, EK2 and EK3.

[Signature page follows]

Fresenius SE & Co. KGaA

represented by its general partner Fresenius Management SE

Place: Bad Homburg	Place: Bad Homburg

Date: 17.7.23	Date: 17.7.23

/s/ Andreas Neukam	/s/ Sara Hennicken
Name: Andreas Neukam	Name: Sara Hennicken

Position: Vice President Corporate Real Estate Management	Position: CFO

Fresenius Medical Care Deutschland GmbH

Place: Bad Homburg	Place: Bad Homburg

Date: August 16, 2023	Date: 24.08.2023

/s/ Stefan Trappe	/s/ Dr. Katarzyna Mazur-Hofsäß
Name: Stefan Trappe	Name: Dr. Katarzyna Mazur-Hofsäß

Position: CFO Care Enablement	Position: CEO Care Enablement

Annex 1:

Lease Agreement

“Amendment Agreement No. 2”

to the existing Lease Agreement EK3

dated 18./25./30.06.2020

and

Amendment Agreement No. 1

dated 17. July/ 16./24. August 2023

between

Fresenius SE & Co. KGaA, Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 11852

– “Landlord” –

and

Fresenius Medical Care Deutschland GmbH, Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., registered with the commercial register of the local court Bad Homburg v.d.H. under HRB 5748

– “Tenant” –

– Landlord and Tenant together the “Parties” –

Recitals

(1)	The Landlord is the owner of the building being the third office building at the Else-Kröner-Straße 1-2 Campus in 61352 Bad Homburg v.d.H., commonly referred to as EK3 (“Property”).
(2)	The Landlord and the Tenant have entered into the lease agreement dated 18./25./30. June 2020 and Amendment Agreement No. 1 dated 17. July/ 16./24. August 2023 (“Lease Agreement”) with regard to among others office space on the Property (the “Leased Office Space”).
(3)	Upon the wish of the Tenant to refurbish the Leased Office Space, the Landlord has on request of the Tenant realized certain works (“Improvement Works”). The Parties wish to use this Addendum to regulate these Improvement Work.
(4)	In addition, the Parties wish to supplement the provisions on the manner of payment of the rent.

Therefore, the Parties agree as follows:

§ 1 Realization of the Improvement Works by the Landlord

(1)	The Landlord coordinated certain Improvement Works, further defined in Annex 1, as a Project Manager. As such, the Landlord executed this project on its own responsibility, own name and accounting.
(2)	Coordination and management of the engaged companies during the Improvement Works has been realized by the Landlord. The Tenant acknowledges, that the level of the project execution reflects current means and methods typical in the market. He also confirms that all Improvement Works owed by the Landlord has been carried out as agreed. The Landlord, in turn, endeavored to comply with all applicable regulations during the planning, the official approval process and the execution.
(3)	The Tenant is already in possession of the converted Leased Office Space and acknowledges the condition of the Leased Office Space, in particular the Improvement Works as being in accordance with the Lease Agreement. The Parties clarify that the Leased Office Spaces have not changed as a result of the Improvement Works.

§ 2 Compensation for the Improvement Works

(1)	The Tenant shall bear the costs of the Improvement Works. Non capitalized costs in the amount of 1,301,879.09 EUR net including the 5% intercompany Markup were invoiced from the Landlord to the Tenant in December 2023. The Landlord has already received the Tenants Payment in December 2023.
(2)	All capitalized costs in the amount of 1,164,837.62 EUR net, already including the 5% intercompany markup will be charged over the remaining lease period (Jan. 2024 until Dec. 2029) resulting in 72 monthly amounts of 16,178.30 EUR, due together with the rent on the third working day of each month. The Landlord has already received six (6) Installment Payments by the Tenant in a total amount of EUR 97,069.80 until June 2024.

§ 3 Dismantling of the Leased Office Space

(1)	Section 12 of the lease agreement dated 18./25./30. June 2020 and Section 5 of the Amendment Agreement No. 1 dated 17. July/ 16./24. August 2023 shall be amended as follows regarding the dismantling obligation: At the end of the lease term, the Tenant has no obligation and no right to reinstate the Leased Office Space and receives no compensation for the above-mentioned works.

§ 4 Applicability Lease Agreement

(1)	The Parties are aware of the special written form requirements under Sec. 550 in conjunction with Sec. 578, para. 1, Sec. 126 German Civil Code. They reciprocally undertake, at the other party’s request at any time, to take all actions and submit all declarations which are required to comply with such written form requirement. They further undertake not to terminate the Lease Agreement prematurely on the grounds of a non-compliance with the written form requirement. This provision shall apply not only to the conclusion of the original/main agreement, but also to any addendum, amendment and supplementary agreements. The waiver of the right of termination shall not apply to a purchaser of the property (or of parts thereof) who enters into this Lease Agreement as Landlord.
(2)	The Parties undertake to take all actions in order to execute this Amendment Agreement together with the Lease Agreement in a manner complying with the aforementioned written form requirements.
(3)	Unless stipulated otherwise above, the provisions of the Lease Agreement including its Amendment Agreement No. 1 shall continue to apply unchanged.

[Signature page follows]

Fresenius SE & Co. KGaA

Place:	Place:

Date:	Date:

/s/ Dr. Michael Moser	/s/ Sara Hennicken
Name of signatory: Dr. Michael Moser	Name of signatory: Sara Hennicken

Position	Position
Board Member	CFO

Fresenius Medical Care Deutschland GmbH

Place: Bad Homburg	Place:

Date: 20. Aug. 2024	Date:

/s/ S. Trappe	/s/ Dr. Katarzyna Mazur-Hofsäß
Name of signatory: S. Trappe	Name of signatory: Dr. Katarzyna Mazur-Hofsäß

Position:	Position:
Managing Director CFO Care Enablement	Managing Director CEO Care Enablement

Annex 1:

Improvement works

Tektoplan

Kostenfesteilung New Work@EK 3 2.0	Stand: 28.11.2023

BezS	Text	Firma	Budget	aktives Budget	Beauftragt	Abgerechnet	thereof FSE	thereof FMC CAPEX	thereof FMC OPEX	Bemerkung
						Gesamt inkl. 5% Mark-Up		1,164,834.62	1,301,879.09
407 NW@EK3	407 NW@EK3 | FSE 407 New Work@EK3 2.0		5,300,000.00	2,895,000.00	2,633,349.69	2,477,794.31		1,109,369.16	1,239,884.85

KG300	KG300 | Bauwerk-Baukonstruktion		l,320,000.00	290,000.00	225,899.42	220,994.28	0.00	58,086.04	162,908.24
4503265572	4503265572 | Antriebsmotoren Türen/Metallbau	Metallbau Lehr			59,006.84	55,086.04	0.00	58,086.04	0.00
4503284671	4503284671 | Glastrennwände	DRUM			41,048.00	41,046.00	0.00	0.00	41,048.00
4503284673	4503284673 | Innenausbau/ Trockenbau/Maler/ Bodenberic	Maikranz			89,100 28	85,676.94	0.00	0.00	85,676.94
4503338165	4503338165 | Anpassung Systemtrennwände	Eich			4,590.00	4,029.00	0.00	0.00	4,029.00
4503351174	4503351174 | Zwischen- und Bauendreinigungen	Gegenbauer FF			10,062.00	10,062.00	0.00	0.00	10,062.00
4503353150	4503353150 | Foilerungsarbeiten	Repro Rapid			22,092.30	22,092.30	0.00	0.00	22,092.30	Schlussrechnung noch ausstehend

KG400	KG400 | Bauwerk Technische Anlagen		672,000.00	377,000.00	373,605.00	368,866.00	0.00	216,435.56	152,430.44
4503265552	4503265552 | Sicherheitstechnik (An passung BMA)	Dust & Braun			29,324.00	26,443.00	0.00	26,443.00	0.00
4503265574	4503265574 | NWDEX3-HLSK	GHT-Service GmbH			60,000.00	60,000.00	0.00	60,000.00	0.00
4503270254	4503270254 | Elektroarbeiten	Bauer Elektroanlagen			190,000.00	190,000.00	0.00	68,992.56	121,007.44	Nachtrag für Mehrmengen zur Schlussrechnung, sowie Schlussrechnung noch ausstehend.
4503296659	4503296659 | Medientechnik (Umzüge, Installation)	AVN Solution			33,281.00	31,423.00	0.00	0.00	31,423.00
4503310121	4503310121 | Gebäudeautomation	Siemens AG			61,000.00	61,000.00	0.00	61,000.00	0.00	Einbehalt in Höhe von netto 5.000,000 noch offen

KG600	KG600 | Ausstattung		1,480,000.00	805,000.00	701,086.64	686,976.30	128,540.30	558,436.00	0.00
4503285169	4503285169 | Schreinerarbeiten	Eichhom Holzwerkstätte			323,266.47	319,092.73	49,455.73	269,637.00	0.00
4503291457	4503291457 | Serienmöbel	Quadro Office			377,820.17	367,883.57	79,064.57	268,799.00	0.00

KG700	KG700 | Baunebenkosten - NW EX3 2.0		620,000.00	690,000.00	667,106,.18	652,992.03	0.00	276,411.56	376,580.47
4503040802	4503040802 | PM (Begleitung Ideenwettbewerb)	Tektoplan			9,800.00	9,800.00	0.00		9,800.00
4503063456	4503063456 | Ideenwettbewerb	bkp			15,000.00	15,000.00	0.00		15,000.00
4503063457	4503063457 | Ideenwettbewerb	CSMM			15,000.00	15,000.00	0.00		15,000.00
4503063458	4503063458 | Ideenwettbewerb	aconsea			15,000.00	15,000.00	0.00		15,000.00
4503153690	4503153690 | Projektraum NW@EX3 2.0	Poolarserver			6,250.38	4,371.98	0.00		4,371.98	Schlussrechnung noch ausstehend
4503164457	4503164457 | Projektsteuerung	Tektoplan			169,178.00	169,178.00	0.00	79,889.55	89,288.45	Schlussrechnung noch ausstehend
4503164676	4503164676 | TGA-Planung	XPILE			79,894.50	68,251.25	0.00	32,229.73	36,021.52
4503182116	4503182116 | Objektplanung	bkp			347,913.30	347,913.30	0.00	164,292.25	183,621.02	Nachtragsbeauftragung, sowie Schlussrechnung noch ausstehend
4503196873	4503196873 | Brandschutzberatung/-planung	HHP-Süd			550.00	550.00	0.00		550.0
4503325765	4503325765 | Ersteliung Flucht- und Rettungspläne	HHP-Süd			8,520.00	7,927.50	0.00		7,927.50

KG700-FMC	KG700-FMC | Baunebenkosten - Immobilienstrategie FMC		930,000.00	683,000.00	665,652.45	547,965.70	0.00	0.00	547,965.70	Nachtragsbeauftragung, sowie Schlussrechnung noch ausstehend
4503174365	4503174365 | Umzugsmanagement	Vedacon			158,175.00	158,175.00	0.00	0.00	158,175.00
4503314193	4503314193 | Umzugsdienstleistung	Friedrich			300,587.45	300,587.45	0.00	0.00	300,587.45
XX2600	XX2600 | Umzug Equipment	Pauly			6,890.00	6,890.00	0.00	0.00	6,890.00
XX2700	XX2700 | Security CBC	Fresenius			100,000.00	45,498.00	0.00	0.00	45,498.00
XX2800	XX2800 | FDT	FDT			100,000.00	36,815.25	0.00	0.00	36,815.25

KG900-Res.	KG900-Res. | Reserve		278,000.00	50,000.00	0.00	0.00	0.00	0.00	0.00